Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

ARGENX SE

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, nominal value of €0.10 per share(3)	457(o) and 457(r)	—	—	$1,265,000,170	$0.0001102	139,403
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—
	Total Offering Amounts					$1,265,000,170		139,403
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							139,403

(1)	The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form F-3ASR filed with the Securities and Exchange Commission on July 29, 2021 (File No. 333-258251).
(3)

The ordinary shares registered hereby may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents a specified number of ordinary shares. ADSs issuable upon deposit of the ordinary shares registered hereby have been or will be registered under a separate registration statement on Form F-6.